Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian Shannon
February 5, 2008	713.849.9911
bshannon@flotekind.com

FLOTEK INDUSTRIES, INC. TO OFFER $100 MILLION

OF CONVERTIBLE SENIOR NOTES AND

TO ENTER INTO SHARE LENDING AGREEMENT

HOUSTON, February 5, 2008, Flotek Industries, Inc. (NYSE:FTK) a technology-driven global supplier of drilling and production related products and services to the energy and mining industries, announced today that it intends to offer $100 million of convertible senior notes to finance the purchase of its recently announced intended acquisition of Teledrift, Inc.

Flotek expects to finance the Teledrift acquisition with the net proceeds from a proposed public offering of $100 million of senior convertible notes (the “Notes”) due in 2028. Flotek intends to grant the underwriter an option to purchase an additional $15 million aggregate principal amount of the Notes, solely to cover over-allotments. Bear, Stearns & Co. Inc. will act as sole manager for the proposed offering of the Notes.

The principal amount of the Notes will be convertible into shares of Flotek’s common stock, cash, or a combination thereof, at Flotek’s option. The interest rate, conversion rate, conversion price and other terms of the Notes will be determined at the time of pricing of the offering. Holders of the Notes may require Flotek to repurchase the Notes if Flotek is involved in certain types of corporate transactions or other events constituting a fundamental change. The Notes will be general senior unsecured obligations of Flotek and will be guaranteed by certain of Flotek’s subsidiaries.

Concurrently with the offering of the Notes, Flotek intends to enter into a share lending agreement with Bear, Stearns International Limited (“BSIL”), as principal, and Bear, Stearns & Co. Inc. (“Bear Stearns”), as agent for BSIL, under which it has agreed to loan to BSIL shares of its common stock. Flotek also intends to enter into an underwriting agreement with Bear Stearns, pursuant to which BSIL intends to sell shares of Flotek’s common stock that BSIL will be entitled to borrow from the Company under the share lending agreement. These shares will be offered in an underwritten offering registered under the Securities Act of 1933, as amended, pursuant to the Company’s existing shelf registration statement in order to facilitate hedging transactions undertaken by the purchasers of Notes. Flotek will not receive any of the proceeds from this sale of common stock but will receive a nominal lending fee from BSIL under the share lending agreement. BSIL will generally be required to return the borrowed shares as the Notes are converted, upon redemption of the Notes and upon the occurrence of certain other events. The delivery of common stock pursuant to the share lending agreement will be contingent upon the closing of the Notes offering, and the closing of the Notes offering will be contingent upon the delivery of common stock pursuant to the share lending agreement.

While the borrowed shares will be considered issued and outstanding for corporate law purposes, Flotek does not expect the borrowed shares offered and sold by BSIL to be dilutive to the Company’s earnings per share calculation because of the requirements for BSIL to return those shares to the Company on or about February 15, 2028, or earlier in certain circumstances.

Flotek has filed a registration statement with the SEC for the offering of the Notes and common stock to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in the registration statement and other documents Flotek has filed with the SEC for more complete information about Flotek and these offerings. You may get these documents for free by visiting the SEC website at http://www.sec.gov . Alternatively, you can request a copy of the prospectus and the related prospectus supplement by calling Bear Stearns at 1-866-803-9204.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute and offer, solicitation or sale in any jurisdiction in which such and offer, solicitation or sale is unlawful.

About Flotek Industries, Inc

Flotek is a technology driven global supplier of drilling and production related products and services to the energy and mining industries. We offer our products and services through both our own sales force and through independent representatives. Our major customers include leading oilfield service providers, major and independent oil and gas exploration and production companies, and onshore and offshore drilling contractors. Flotek is a publicly traded company headquartered in Houston, Texas and it’s common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s website at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.